Exhibit 99.1

LINCOLN EDUCATIONAL SERVICES CORPORATION
REPORTS THIRD QUARTER RESULTS

Lincoln Generates Strong Third Quarter Revenue, Operating Income
and EPS and Declares Dividend

West Orange, NJ, (November 3, 2010) — Lincoln Educational Services Corporation (NASDAQ: LINC) (Lincoln), a leading provider of diversified career-oriented post-secondary education, today reported third quarter results.

Third Quarter 2010 Highlights

•	Revenue grew 12.7 percent to $167.2 million from $148.4 million in the prior-year quarter.
•	Operating income rose 34.1 percent; operating profit margin improved to 19.4 percent from 16.3 percent in the prior-year quarter.
•	Diluted earnings per share grew 52.0 percent to $0.76. Diluted earnings per share included $0.05 from stock repurchases during the quarter.
•	Average student population rose 10.6 percent.
•	Student starts were down 8.8 percent in part impacted by actions to raise outcomes.

Comment

“We are very pleased with our third quarter performance which produced record revenues, margins and earnings per share,” said Shaun McAlmont, Lincoln’s President and Chief Executive Officer.  “During the third quarter, we repurchased approximately $47 million of our common stock as we continue to evaluate ways to increase shareholder value.  In recognition of the strong cash flows Lincoln generates and due to the confidence we have in our business, our Board of Directors has authorized a new annual dividend of $1 per share, to be paid quarterly.  Both actions reflect our continued commitment to deliver value to our shareholders.”

“Lincoln remains steadfast in fulfilling its mission of ensuring that each and every student has the opportunity to receive the highest possible return on his or her educational investment.  We are managing the company based on the assumption that some version of the Department of Education’s proposed regulations will be enacted in 2011. While we believe that these rules will have an impact on our profitability, at this time, we do not believe that their enactment will pose a significant threat to our overall educational model, as the majority of our campuses offer programs that are short in length, incur manageable debt levels and lead to viable technical careers. Based on what we know today, our analysis of the potential impact of these regulations on our model has led us to take the following actions:

•
We are managing the business in order to reduce the number of Ability to Benefit students (“ATB”), so that they account for no more than 10 percent of our overall population in order to improve overall graduation, default and repayment rates.

•	We are making adjustments to some of our programs in order to reduce student debt and improve related debt to income ratios.

•
We will be implementing programs designed to improve student graduation rates over the coming quarters.  In addition, overall company goals and accountability for all layers of management will be further tied directly to our students’ outcomes.

•	We will continue to pursue our growth initiatives, including online programs, program expansions, new campuses, and attractive acquisition opportunities.

We continue to monitor the Department of Education’s proposed rulemaking as well as the Congressional review of our industry.  While it is difficult to predict their precise impact on our students and our company, we believe that our strategies and initiatives will position us well for the future.”

Outlook

 “We are revising our previously issued guidance to incorporate our third quarter results and to include our share repurchases during the third quarter. As a result, we now believe that student starts will be essentially flat to slightly negative for all of 2010,” said Mr. McAlmont.  “For the full year 2010, we now expect revenue to range from $635 to $640 million and diluted earnings per share to range from $2.65 to $2.70, which would be an increase of 45 to 48 percent from the $1.82 we earned in 2009. Looking forward, we expect that our previous actions will cause our student population and revenues to decrease modestly in 2011 from 2010 levels before gradually recovering in 2012.  We expect that these decreases will create downward pressure on our margins over the next 18 to 24 months as we implement the aforementioned actions.  Consistent with past practice, we will provide 2011 guidance when we report our year end 2010 results next March.”

Annual Dividend

Lincoln is pleased to announce that our Board of Directors has authorized an annual cash dividend of $1.00 per share to be paid at $0.25 per share per quarter, reflecting the Board’s confidence in the Company’s financial strength and cash generation capabilities of our business. The first dividend will be payable on December 31, 2010, to shareholders of record on December 15, 2010.   Lincoln anticipates paying a cash dividend in each quarter of 2011, with expected dividend payment dates in March, June, September and December.  The establishment of future record and payment dates are subject to the final determination of our Board of Directors.

Third Quarter 2010 Operating Performance

Revenue increased 12.7 percent to $167.2 million in the third quarter from $148.4 million in the prior-year quarter. This increase was primarily due to a 10.6 percent increase in average student population.  Average revenue per student rose 1.9 percent in the third quarter primarily from tuition increases which range from 3 to 5 percent annually offset by shifts in program mix.

Operating income increased 34.1 percent to $32.4 million in the third quarter from $24.2 million in the prior-year quarter. This strong operating performance reflects improved capacity utilization as the Company served a larger student population. Capacity utilization increased to 66 percent in the third quarter from 63 percent in the prior-year quarter. Operating income margin improved to 19.4 percent in the third quarter from 16.3 percent in the prior-year quarter.

Educational services and facilities expenses increased 9.8 percent to $63.3 million in the third quarter from $57.7 million in the prior-year quarter. This increase was primarily due to higher instructional expenses necessary to serve a larger student population. The Company began the third quarter of 2010 with approximately 3,900 more students than at the start of the third quarter of 2009. The increase in educational services and facilities expenses also reflects higher facilities expenses mainly due to facility expansions and related rent and property taxes. The remainder of this increase was due to an increase in depreciation expense due to higher capital expenditures for the quarter ended September 30, 2010 compared to the quarter ended September 30, 2009.  As a percentage of revenue, educational services and facilities expense improved to 37.9 percent in the third quarter from 38.9 percent in the prior-year quarter.

Selling, general and administrative expenses increased 7.5 percent to $71.5 million in the third quarter from $66.6 million in the prior-year quarter. This increase was primarily due to increases in sales and marketing attributable to annual compensation increases for admissions personnel and an increased number of admissions personnel compared with the prior-year quarter, as well as higher marketing expenses to enhance our growth. The increase in selling, general and administrative expenses also reflects an increased number of employees within the career services, financial aid and default management departments as compared with the prior-year quarter.

Administrative expenses also increased due to an increase in bad debt expense and an increase in software maintenance costs in connection with our student management system as well as the costs associated with a new financial accounting system.

Bad debt expense increased to $12.8 million, or 7.7% of revenue, in the third quarter from $10.1 million, or 6.8% of revenue, in the prior-year quarter.   During the quarter, we experienced an increase in defaults, which we attribute to the prolonged economic climate which has produced higher levels of unemployment.  The number of days sales outstanding at September 30, 2010 increased to 24.7 days, compared to 24.4 days at September 30, 2009.  As of September 30, 2010, we had outstanding loan commitments to our students of $18.6 million as compared to $20.5 million at June 30, 2010.  Loan commitments, net of interest that would be due on the loans through maturity, were $15.8 million at September 30, 2010 as compared to $16.3 million at June 30, 2010.

As a percentage of revenue, selling, general and administrative expenses improved to 42.8 percent in the third quarter from 44.8 percent in the prior-year quarter.

Net income increased 38.3 percent to $18.9 million in the third quarter from $13.7 million in the prior-year quarter. Diluted earnings per share grew 52.0 percent to $0.76 in the third quarter of 2010 from $0.50 in the third quarter of 2009.

Cash flow from operations was $68.1 million in the first nine months of 2010 compared with $42.9 million in the first nine months of 2009. This increase primarily resulted from an increase in net income of approximately $19.6 million.

Balance Sheet

The Company had $14.4 million of cash and cash equivalents at September 30, 2010 compared with $46.1 million at December 31, 2009.  Total debt and capital lease obligations declined to $37.0 million at September 30, 2010 from $57.3 million at December 31, 2009.  Stockholders’ equity increased to $221.2 million at September 30, 2010 from $218.6 million at December 31, 2009.

Share Repurchases

In June 2010, our Board of Directors authorized the repurchase of up to $50 million of the Company’s outstanding common stock during the period of one year.  During the third quarter we repurchased 3,889,438 shares of our common stock at an average price of $12.05 per share.  As of September 30, 2010, we had repurchased 4,040,234 shares of our common stock at an average price of $12.38 per share and had fully utilized our authorization to purchase up to $50 million of our common stock.

Student Metrics

Starts and Population
	Three Months Ended
	September 30,
	2010	2009	Change
Student starts	13,016	14,272	(8.8%)
Average student population	31,952	28,898	10.6%
Period-end population	33,157	31,509	5.2%

Population Mix by Vertical
	September 30,
	2010	2009
Health sciences	38.6%	36.9%
Automotive	31.1%	32.4%
Skilled trades	11.1%	12.4%
Hospitality services	10.0%	9.4%
Business & IT	9.2%	8.9%
	100.0%	100.0%

Conference Call

Lincoln will host a conference call today at 11:00 a.m. Eastern Time.  The conference call can be accessed by going to the Investor Relations section of its website at www.lincolnedu.com.  Participants can also listen to the conference call by dialing 1-866-362-4666 (domestic) or 617-597-5313 (international) and using code 72695898.  Please log-in or dial-in at least 10 minutes prior to the start time to ensure a connection.  An archived version of the webcast will be accessible for 90 days at www.lincolnedu.com.  A replay of the call will also be available for seven days by calling 1-888-286-8010 (domestic) or 617-801-6888 (international) and using code 39626113.

About Lincoln Educational Services Corporation

Lincoln Educational Services Corporation is a leading provider of diversified career-oriented post-secondary education. Lincoln offers recent high school graduates and working adults degree and diploma programs in five principal areas of study: health sciences, automotive technology, skilled trades, hospitality services and business and information technology. Lincoln has provided the workforce with skilled technicians since its inception in 1946. Lincoln currently operates 43 campuses in 17 states under 6 brands: Lincoln College of Technology, Lincoln Technical Institute, Nashville Auto-Diesel College, Southwestern College, Euphoria Institute of Beauty Arts and Sciences, and Lincoln College of New England. Lincoln had an average enrollment of approximately 32,000 students for the quarter ended September 30, 2010.

Safe Harbor

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended.  Such forward-looking statements, which are not historical facts, contain information regarding our current beliefs and plans and expectations and involve significant risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements.  Included among such statements is our Board’s intention to announce regular quarterly cash dividends and its expectations regarding the dividend level.  For a discussion of such risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements and that could affect payment by the Company of cash dividends is included in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2009 and certain of Lincoln’s other SEC filings. All forward-looking statements are qualified in their entirety by this cautionary statement, and Lincoln undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.

Contacts:
Cesar Ribeiro, Chief Financial Officer, 973-736-9340

LINCOLN EDUCATIONAL SERVICES CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2010	2009	2010	2009
REVENUE	$167,211	$148,368	$472,471	$395,077
COSTS AND EXPENSES:
Educational services and facilities	63,304	57,651	180,292	157,069
Selling, general and administrative	71,532	66,562	211,506	189,748
(Gain) loss on sale of assets	(1)	4	(8)	(10)
Total costs and expenses	134,835	124,217	391,790	346,807
OPERATING INCOME	32,376	24,151	80,681	48,270
OTHER:
Interest income	5	16	26	25
Interest expense	(1,088)	(1,129)	(3,385)	(3,232)
Other (loss) income	(7)	11	41	27
INCOME BEFORE INCOME TAXES	31,286	23,049	77,363	45,090
PROVISION FOR INCOME TAXES	12,405	9,393	30,826	18,184
NET INCOME	$18,881	$13,656	$46,537	$26,906

Earnings per share – Basic -	$0.77	$0.51	$1.84	$1.02

Earnings per share – Diluted -	$0.76	$0.50	$1.80	$1.00

Weighted average number of common shares outstanding:

Basic	24,492	26,590	25,273	26,261

Diluted	24,984	27,371	25,920	27,013

Other data:

EBITDA (1)	$38,816	$30,364	$100,389	$65,873
Depreciation and amortization	6,447	6,202	19,667	17,576
Number of campuses	43	43	43	43
Average enrollment	31,952	28,898	31,263	26,637
Stock based compensation	612	464	1,859	1,528
Net cash provided by operating activities	43,142	33,033	68,077	42,865
Net cash used in investing activities	(9,982)	(3,125)	(33,617)	(36,038)
Net cash (used in) provided by financing activities	$(46,920)	$(4,490)	$(66,106)	$15,995

Selected Consolidated Balance Sheet Data: (In thousands, Unaudited)	September 30, 2010
Cash and cash equivalents	$14,430
Current assets	71,750
Working capital (deficit)	(28,922)
Total assets	370,692
Current liabilities	100,672
Long-term debt and capital lease Obligations, including current portion	37,040
Total stockholders’ equity	$221,214

(1) Reconciliation of Non-GAAP Financial Measures

EBITDA is a measurement not recognized in financial statements presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  We define EBITDA as income from continuing operations before interest expense (net of interest income), provision for income taxes and depreciation and amortization.  EBITDA is presented because we believe it is a useful indicator of our performance and our ability to make strategic acquisitions and meet capital expenditure and debt service requirements.  It is not, however, intended to represent cash flows from operations as defined by GAAP and should not be used as an alternative to net income (loss) as an indicator of operating performance or to cash flow as a measure of liquidity.  EBITDA is not necessarily comparable to similarly titled measures used by other companies.  Following is a reconciliation of income from continuing operations to EBITDA:

	Three Months Ended September 30, (Unaudited)		Nine Months Ended September 30, (Unaudited)
	2010	2009	2010	2009
Net Income	$18,881	$13,656	$46,537	$26,906
Interest expense, net	1,083	1,113	3,359	3,207
Provision for income taxes	12,405	9,393	30,826	18,184
Depreciation and amortization	6,447	6,202	19,667	17,576
EBITDA	$38,816	$30,364	$100,389	$65,873